Exhibit (e)(2)

Amendment No. 1 to the Distribution Agreement

This Amendment No. 1 to the Distribution Agreement (this “Amendment”), by and between Reality Shares ETF Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), is effective as of June 15, 2018 (the “Effective Date”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement dated April 16, 2018, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to add one Fund to be offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.       Appendix A – List of Funds to the Agreement is hereby deleted in its entirety and replaced with a new Appendix A – List of Funds attached hereto.

2.       Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

REALITY SHARES ETF TRUST	ALPS DISTRIBUTORS, INC.

By:	/s/ Tom Trivella	By:	/s/ Steven B. Price
Name:	Tom Trivella	Name:	Steven B. Price
Title:	Treasurer	Title:	Senior Vice President & Director of Distribution Services

APPENDIX A

LIST OF FUNDS

Reality Shares DIVS Index ETF

Reality Shares NASDAQ-100 DIVS Index ETF

Reality Shares DIVS ETF

Reality Shares DIVCON Leaders Dividend ETF

Reality Shares DIVCON Dividend Defender ETF

Reality Shares DIVCON Dividend Guard ETF

Reality Shares Nasdaq NexGen Economy ETF

Reality Shares Nasdaq NexGen Economy China ETF